Exhibit 99.1

Inergy, L.P. Declares Increase in Quarterly Cash Distribution

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Third Quarter Earnings to be Released August 9, 2006

Kansas City, MO (July 25, 2006) – The Board of Directors of Inergy GP, LLC, managing general partner of Inergy, L.P. (Nasdaq:NRGY), today announced an increase in the company’s quarterly cash distribution to $0.545 per limited partner unit ($2.18 annually) for the quarter ended June 30, 2006. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 14, 2006, to unitholders of record as of August 7, 2006. The Inergy, L.P. common unit ex-dividend date will be August 3, 2006.

In addition to announcing the quarterly distribution increase, Inergy, L.P. also announced that all remaining senior and junior subordinated units will convert on a one-for-one basis to common units on August 14, 2006. The conversion of senior and junior subordinated units does not impact the amount of cash distributions paid or the total number of limited partnership units outstanding.

Inergy plans to release earnings on August 9, 2006, and host a live conference call and internet web-cast to discuss results of operations for the third fiscal quarter ended June 30, 2006, and its business outlook on August 9, 2006, at 10:00 a.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet web-cast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for two weeks following the call by dialing 1-800-642-1687 and entering the pass code 3578551.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.